The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 15, 2024

Citigroup Global Markets Holdings Inc.	March-- ---, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH21074 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on the terms described below. Your return on the securities will depend solely on the performance of the worst performing of the underlying indices specified below.

▪	The securities offer the potential for automatic early redemption at a premium following the first potential autocall date on which the closing level of the worst performing underlying index on that potential autocall date is greater than or equal to its initial index level. If the securities are not automatically redeemed prior to maturity, the securities will no longer offer the opportunity to receive a premium, but instead, at maturity, will provide for (i) the opportunity to participate in any appreciation of the worst performing underlying index at the upside participation rate specified below and (ii) contingent repayment of the stated principal amount at maturity if the worst performing underlying index depreciates, but only so long as its final index level is greater than or equal to its barrier level specified below. In exchange for these features, investors in the securities must be willing to accept full downside exposure to the worst performing underlying index if the worst performing underlying index depreciates by more than 30% from its initial index level to its final index level. If the worst performing underlying index depreciates by more than 30% from its initial index level to its final index level, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level of the worst performing underlying index on the final valuation date is less than its initial index level. There is no minimum payment at maturity.

▪	You will be subject to risks associated with each of the underlying indices and will be negatively affected by adverse movements in any one of the underlying indices. Although you will have downside exposure to the worst performing underlying index on the final valuation date, you will not receive dividends with respect to any underlying index.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Underlying indices:	Underlying index	Initial index level*	Barrier level**
	Nasdaq-100 Index®	18,014.81	12,610.367
	Russell 2000® Index	2,031.175	1,421.823
	S&P 500® Index	5,150.48	3,605.336
	* For each underlying index, its closing level on the strike date ** For each underlying index, 70% of its initial index level

Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Strike date:	March 14, 2024
Pricing date:	March , 2024 (expected to be March 15, 2024)
Issue date:	March , 2024 (expected to be March 20, 2024)
Potential autocall dates:	Expected to be March 27, 2025 and March 16, 2026, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur as if such date were a final valuation date
Final valuation date:	Expected to be March 15, 2027, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, March , 2027 (expected to be March 18, 2027), subject to postponement as described under “Additional Information” below
Premium:

The premium applicable to each potential autocall date is set forth below. The premium may be significantly less than the appreciation of the underlying index from the strike date to the applicable potential autocall date.

• March 27, 2025:        13.60% of the stated principal amount

• March 16, 2026:        27.20% of the stated principal amount

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each $1,000 stated principal amount security you then hold:

▪     If the final index level of the worst performing underlying index on the final valuation date is greater than its initial index level: $1,000 + ($1,000 × the index return of the worst performing underlying index on the final valuation date × the upside participation rate)

▪     If the final index level of the worst performing underlying index on the final valuation date is less than or equal to its initial index level but greater than or equal to its barrier level: $1,000

▪     If the final index level of the worst performing underlying index on the final valuation date is less than its barrier level: $1,000 + ($1,000 × the index return of the worst performing underlying index on the final valuation date)

If the final index level of the worst performing underlying index on the final valuation date is less than its barrier level, your payment at maturity will be less, and possibly significantly less, than $700 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing up to all of your investment.

Final index level:	For each underlying index, its closing level on the final valuation date
Upside participation rate:	150.00%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$20.00	$980.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $915.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $980.00 per security.

(3) CGMI will receive an underwriting fee of $20.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $20.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023                        Prospectus Supplement and Prospectus, each dated March 7, 2023

Underlying Supplement No. 11 dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

KEY TERMS (continued)
Index return:	For each underlying index on any potential autocall date or with respect to the final valuation date, (i) its closing level with respect to that potential autocall date or the final valuation date minus its initial index level, divided by (ii) its initial index level
Worst performing underlying index:	For any potential autocall date or with respect to the final valuation date, the underlying index with the lowest index return determined as of that potential autocall date or the final valuation date
Automatic early redemption:	If, on any potential autocall date, the closing level of the worst performing underlying index on that potential autocall date is greater than or equal to its initial index level, each security you then hold will be automatically redeemed on the third business day immediately following that potential autocall date for an amount in cash equal to $1,000 plus the related premium.
CUSIP / ISIN:	17331AZK0 / US17331AZK05
March 2024	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the Final Valuation Date; Postponement of the Maturity Date. If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a market disruption event occurring on the scheduled final valuation date. If the final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

March 2024	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Hypothetical Payment Upon Automatic Early Redemption

The following table illustrates how the amount payable per security upon automatic early redemption will be calculated if the closing level of the worst performing underlying index on any potential autocall date is greater than or equal to its initial index level.

If the closing level of the worst performing underlying index on any potential autocall date below is greater than or equal to its initial index level...	...then you will receive the following payment per $1,000 security upon automatic early redemption:
March 27, 2025	$1,000.00 + applicable premium = $1,000.00 + $136.00 = $1,136.00
March 16, 2026	$1,000.00 + applicable premium = $1,000.00 + $272.00 = $1,272.00

If, on any potential autocall date, the closing level of the worst performing underlying index is less than its initial index level, you will not receive the payment indicated above following that potential autocall date. In order to receive the payment indicated above, the closing level of the worst performing underlying index on the applicable potential autocall date must be greater than or equal to its initial index level.

Payment at Maturity Diagram

The diagram below illustrates your payment at maturity, assuming the securities have not previously been automatically redeemed, for a range of hypothetical index returns of the worst performing underlying index on the final valuation date.

Autocallable Contingent Barrier Notes Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Underlying Index on the Final Valuation Date
March 2024	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Hypothetical Examples of the Payment at Maturity

The table below illustrates various hypothetical payments at maturity for a range of hypothetical final index levels of the worst performing underlying index, assuming the securities are not automatically redeemed prior to maturity. The table and examples that follow are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial index levels or barrier levels. Your actual payment at maturity per security will depend on the actual initial index levels, barrier levels and final index levels and may differ substantially from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final index level of the worst performing underlying index on the final valuation date is greater than or less than its initial index level and by how much. For ease of analysis, figures below may have been rounded

Underlying index	Hypothetical initial index level	Hypothetical barrier level
Nasdaq-100 Index®	100.00	70.00 (70.00% of its hypothetical initial index level)
Russell 2000® Index	100.00	70.00 (70.00% of its hypothetical initial index level)
S&P 500® Index	100.00	70.00 (70.00% of its hypothetical initial index level)

For ease of analysis, figures in the table and examples below have been rounded.

Hypothetical Final Index Level of Worst Performing Underlying Index	Hypothetical Index Return of Worst Performing Underlying Index	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
200.00	100.00%	$2,500.00	150.00%
190.00	90.00%	$2,350.00	135.00%
180.00	80.00%	$2,200.00	120.00%
170.00	70.00%	$2,050.00	105.00%
160.00	60.00%	$1,900.00	90.00%
150.00	50.00%	$1,750.00	75.00%
140.00	40.00%	$1,600.00	60.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.99	-30.01%	$699.90	-30.01%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Upside Scenario. The hypothetical final index level of the worst performing underlying index on the final valuation date is 105.00 (a 5.00% increase from its hypothetical initial index level), which is greater than its hypothetical initial index level.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Index®	125.00	25.00%
Russell 2000® Index	130.00	30.00%
S&P 500® Index*	105.00	5.00%

* Worst performing underlying index on the final valuation date

March 2024	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Payment at maturity per security = $1,000 + ($1,000 × the index return of the worst performing underlying index on the final valuation date × the upside participation rate)

= $1,000 + ($1,000 × 5.00% × 150.00%)

= $1,000 + $75.00

= $1,075.00

In this scenario, the worst performing underlying index appreciated from its hypothetical initial index level to its hypothetical final index level, and your payment at maturity would equal the index return of the worst performing underlying index on the final valuation date multiplied by the upside participation rate.

Example 2—Par Scenario. The hypothetical final index level of the worst performing underlying index on the final valuation date is 95.00 (a 5.00% decrease from its hypothetical initial index level), which is less than its hypothetical initial index level but greater than its hypothetical barrier level.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Index®*	95.00	-5.00%
Russell 2000® Index	110.00	10.00%
S&P 500® Index	115.00	15.00%

* Worst performing underlying index on the final valuation date

Payment at maturity per security = $1,000.00

In this scenario, the worst performing underlying index depreciated from its hypothetical initial index level to its hypothetical final index level by less than 30%. As a result, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 3—Downside Scenario. The hypothetical final index level of the worst performing underlying index on the final valuation date is 30.00 (a 70.00% decrease from its hypothetical initial index level), which is less than its hypothetical barrier level.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Index®	180.00	80.00%
Russell 2000® Index*	30.00	-70.00%
S&P 500® Index	120.00	20.00%

* Worst performing underlying index on the final valuation date

Payment at maturity per security = $1,000 + ($1,000 × the index return of the worst performing underlying index on the final valuation date)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

In this scenario, the worst performing underlying index depreciated from its hypothetical initial index level to its hypothetical final index level. As a result, your payment at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the worst performing underlying index.

March 2024	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, your payment at maturity will depend on the performance of the worst performing underlying index. If the securities are not automatically redeemed prior to maturity and the final index level of the worst performing underlying index on the final valuation date is less than its barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index on the final valuation date is less than its initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The initial index levels, set on the strike date, may be higher than the closing levels of the underlying indices on the pricing date. If the closing levels of the underlying indices on the pricing date are less than the initial index levels set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial index levels set on the pricing date.

▪	The barrier feature of the securities exposes you to particular risks. If the final index level of the worst performing underlying index on the final valuation date is less than its barrier level, the contingent repayment of the stated principal amount at maturity will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index on the final valuation date is less than its initial index level. Unlike securities with a non-contingent barrier feature, the securities offer no protection at all if the worst performing underlying index depreciates by more than 30% from its initial index level to the final index level. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing levels of the underlying indices on a single day. Because your payment at maturity depends on the closing levels of the underlying indices solely on the valuation date, you are subject to the risk that the closing levels of the underlying indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying indices or in another instrument linked to the underlying indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of each of the underlying indices, you might have achieved better returns.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. The securities will be automatically redeemed prior to maturity if the closing level of the worst performing underlying index on any potential autocall date is greater than or equal to its initial index level. Thus, the term of the securities may be limited to as short as approximately one year. If the securities are automatically redeemed prior to maturity, you will not have the opportunity to participate in any appreciation of the worst performing underlying index. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities are subject to heightened risk because they have multiple underlying indices. The securities are more risky than similar investments that may be available with only one underlying index. With multiple underlying indices, there is a greater chance that any one underlying index will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlying indices and will be negatively affected if any one underlying index performs poorly. You are subject to risks associated with each of the underlying indices. If any one underlying index performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlying indices,

March 2024	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

where the blended performance of the underlying indices would be better than the performance of the worst performing underlying index alone. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing underlying index.

▪	You will not benefit in any way from the performance of any better performing underlying index. The return on the securities depends solely on the performance of the worst performing underlying index, and you will not benefit in any way from the performance of any better performing underlying index.

▪	You will be subject to risks relating to the relationship between the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that any one of the underlying indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly. It is impossible to predict what the relationship between the underlying indices will be over the term of the securities. The underlying indices differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing levels of the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole

March 2024	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities does not constitute a recommendation of any underlying index by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates or the placement agents or their affiliates may affect the level of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	The closing level of an underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying indices and other financial instruments related to the underlying indices or such stock and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying indices in a way that negatively affects the value of and return on the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about such issuers, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of any underlying index, CGMI, as calculation agent,

March 2024	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying indices may affect the value of your securities. The underlying index publishers may add, delete or substitute the stocks that constitute the underlying indices or make other methodological changes that could affect the levels of the underlying indices. The underlying index publishers may discontinue or suspend calculation or publication of the underlying indices at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2024	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions— The Nasdaq-100 Index®” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index®. This pricing supplement relates only to the securities and not to the Nasdaq-100 Index®. We make no representation as to the performance of the Nasdaq-100 Index® over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the Nasdaq-100 Index® on March 14, 2024 was 18,014.81.

The graph below shows the closing level of the Nasdaq-100 Index® for each day such level was available from January 2, 2014 to March 14, 2024. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the Nasdaq-100 Index® as an indication of future performance.

Nasdaq-100 Index® – Historical Closing levels January 2, 2014 to March 14, 2024

March 2024	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the securities and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the Russell 2000® Index on March 14, 2024 was 2,031.175.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 2, 2014 to March 14, 2024. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 2, 2014 to March 14, 2024

March 2024	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on March 14, 2024 was 5,150.48.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2014 to March 14, 2024. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2014 to March 14, 2024

March 2024	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2024	PS-14

Citigroup Global Markets Holdings Inc.
Autocallable Contingent Barrier Notes Based on the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March----, 2027

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $20.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $20.00 for each security they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically redeemed.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2024 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2024	PS-15